Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234811

PROSPECTUS SUPPLEMENT NO. 6 DATED JULY 1, 2020

TO

PROSPECTUS DATED DECEMBER 6, 2019

(AS SUPPLEMENTED)

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 36,366,691 Shares of Common Stock

Underlying Warrants Previously Issued

This Prospectus Supplement No. 6 supplements the prospectus of Arch Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated December 6, 2019 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission on July 1, 2020:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2020.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 6 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is July 1, 2020

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2020	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2020

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54986	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6
Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N|A	N|A	N|A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 1, 2020, the Arch Therapeutics, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”) at which the Company’s proposal to increase the total number of authorized shares of common stock that it may issue from 300 million to 800 million (the “Charter Amendment Proposal”) was submitted to a stockholder vote. A more detailed description of the Charter Amendment Proposal is set forth in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on June 5, 2020.

A total of 140,938,895 shares were represented in person or by proxy at the Special Meeting, out of 187,862,947 shares outstanding and entitled to vote as of the record date. Stockholders approved the Charter Amendment, and the following is a tabulation of the voting on the Charter Amendment Proposal presented at the Special Meeting:

Proposal No. 1 – Proposal to Increase the Company’s Authorized Capital to 800,000,000 Shares of Common Stock.

Shares Voted For	Shares Voted Against	Abstentions
103,553,044	33,707,332	3,678,519

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: July 1, 2020	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer